Exhibit 99.1

AUTOBYTEL ACHIEVES NET INCOME AND POSITIVE CASH FLOW
FOR 2011 SECOND QUARTER

-- Strong Growth in Internally Generated Purchase Requests
Drives Increased Revenue and Higher Gross Margins --

IRVINE, Calif.  (August 4, 2011) – Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer purchase requests and marketing resources for the automotive industry, today reported financial results for the second quarter ended June 30, 2011.

Total revenue grew 26% to $15.2 million for the 2011 second quarter, from $12.1 million for last year’s second quarter, principally reflecting improved wholesale purchase request revenue, including purchase requests sold to automobile manufacturers.  Total revenue for the first quarter of 2011 was $16.0 million, with the sequential decrease primarily attributable to industry-wide disruption caused by the March earthquake and tsunami in Japan.

Purchase request revenue, the company’s core business, rose more than 26% for the 2011 second quarter versus the 2010 second quarter, but declined 5% from the immediately preceding first quarter.  The year-over-year improvement reflected higher sales of wholesale purchase requests as a result of the company’s acquisition of Cyber Ventures and Autotropolis in September 2010, while the sequential decrease was caused primarily by events in Japan.

Advertising revenue totaled $988,000 for the 2011 second quarter, up approximately 14% from $869,000 a year ago, primarily reflecting an increase in direct email marketing revenue.  Advertising revenue decreased approximately 1% from the 2011 first quarter as the result of a reduction in spending by Japanese auto manufacturers due to the earthquake and tsunami in March.

“We are extremely gratified to have achieved profitability for the quarter, which demonstrates the tangible progress we have made since re-focusing the company’s efforts on providing high quality purchase requests to automobile manufacturers and dealers and streamlining our organization,” said Jeffrey H. Coats, President and Chief Executive Officer of Autobytel.  “The recent re-launch of Autobytel.com underscores our strong commitment to the industry through a broad array of content that addresses consumers’ stated automotive needs over the entire lifecycle of car ownership and brings fun back to the online car buying experience.

“As we continue into the second half of 2011, manufacturers appear to be recovering from the impact of the events in Japan more quickly than originally anticipated, making us cautiously optimistic about the remainder of the year.  With our re-launched flagship website driving enhanced consumer engagement, along with manufacturers seeking ways to re-ignite sales after several months of distraction, Autobytel is in an excellent position to participate in what we believe will be an improving environment for the auto industry,” Coats said.

Gross profit increased 50% to $6.4 million for the 2011 second quarter compared with $4.2 million last year.  Gross margin improved to 41.7% of total revenue for the 2011 second quarter versus 35.0% for last year’s second quarter and 38.4% for the 2011 first quarter.  The year-over-year and sequential improvement in gross margin is principally due to a higher level of internally generated purchase requests, as well as search engine optimization initiatives.

Total operating expenses declined to $6.1 million for the 2011 second quarter from $7.5 million for the 2010 second quarter, which included $425,000 in severance and related costs, and from $6.6 million for the 2011 first quarter.

Cash flow provided by operations was $1.4 million for the second quarter of 2011, compared with cash flow used in operations of $2.2 million for last year’s second quarter and $1.2 million for the first quarter of 2011.

Net income for the 2011 second quarter was $199,000, or $0.00 per diluted share, versus a net loss of $3.0 million, or $0.07 per share, for the 2010 second quarter and a net loss of $571,000, or $0.01 per share, for the 2011 first quarter.

Six-Month Results
For the six months ended June 30, 2011, revenue rose to $31.3 million from $23.9 million for the first half of 2010.  Purchase request revenue for the 2011 year-to-date period increased nearly 33% from the same period last year.  Advertising revenue totaled $2.0 million for the first half of 2011, roughly the same as for the first six months of 2010.

Total operating expenses for the six months ended June 30, 2011 amounted to $12.7 million, compared with $11.6 million, which included a $2.8 million credit to expense related to litigation settlements ($2.7 million of which was the final payment under one of these settlements in the first quarter of 2010), and $425,000 in severance and related expenses, for the first six months of last year.

Net loss for the first half of 2011 was $371,000, or $0.01 per share, versus a net loss of $2.2 million, or $0.05 per share, in the prior-year period.

Cash flow provided by operations was $213,000 for the six months ended June 30, 2011, compared with cash flow used in operations of $833,000 for last year’s first half.

Cash and cash equivalents increased $1.1 million from $7.5 million at March 31, 2011 to $8.6 million at June 30, 2011.  Cash and cash equivalents totaled $8.8 million at December 31, 2010.

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2011 second quarter financial results.  Interested parties may participate in the live call by dialing 877-852-2929, passcode 83132993.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”).  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel’s website.  A telephone replay of the call will also be available through August 11, 2011 by dialing 855-859-2056, passcode 83132993.  The slides that will be referenced during the call will be available on the company’s website at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”). The slides will contain disclosures of adjusted operating expenses, EBITDA (earnings before interest, taxes, depreciation and amortization) and cash flow, which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure will be included in the slides.

About Autobytel Inc. (www.autobytel.com)
Autobytel Inc., an online leader offering consumer purchase requests and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive Internet when it launched Autobytel.com in 1995.  Autobytel continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website Autobytel.com®, its network of automotive sites, including Autotropolis.com®, Autoweb.com®, AutoSite.com®, Car.comsm, CarSmart.com®, CarTV.com®, DealershipJobs.comsm, MyGarage.com® and MyRide.com® and its respected online partners, Autobytel continues its dedication to innovating the industry's highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with one of the industry's most productive and cost-effective customer referral and marketing programs.

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements, including, but not limited to the company’s belief regarding the improving automotive industry environment, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission.  Investors are strongly encouraged to review the company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the company’s stock.  In addition, current year financial information could be subject to change as a result of subsequent events or the finalization of the company’s financial statement close which culminates with the filing of the company’s Annual Report on Form 10-K for the current year.

Contacts:
Investor Relations Agency
PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
investor@pondel.com

Jim Helberg, Autobytel Media Relations
949-862-1395
jimh@autobytel.com

Media Relations Agency
MSC-PR
Michelle Suzuki
310-444-7115
michelle@msc-pr.com

# # #

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$8,567	$8,819
Restricted cash	400	400
Accounts receivable (net of allowances for bad debts and customer credits of $440 and $621, at June 30, 2011 and December 31, 2010, respectively)	10,018	9,067
Prepaid expenses and other current assets	666	797
Total current assets	19,651	19,083
Property and equipment, net	1,941	1,733
Long-term strategic investment	1,017	1,000
Intangible assets, net	3,577	4,258
Goodwill	11,677	11,677
Other assets	81	81
Total assets	$37,944	$37,832

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,769	$3,713
Accrued expenses and other current liabilities	3,569	4,995
Deferred revenues	487	564
Total current liabilities	8,825	9,272
Convertible note payable	5,000	5,000
Other non-current liabilities	566	457
Total liabilities	14,391	14,729

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized; 46,076,062 and 45,689,062 shares issued and outstanding, as of June 30, 2011 and December 31, 2010, respectively	46	46
Additional paid-in capital	306,177	305,356
Accumulated deficit	(282,670)	(282,299)
Total stockholders' equity	23,553	23,103
Total liabilities and stockholders' equity	$37,944	$37,832

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2011	2010	2011	2010

Revenues:
Purchase requests	$14,189	$11,245	$29,153	$21,979
Advertising	988	869	1,989	1,922
Other revenues	70	17	138	42
Total net revenues	15,247	12,131	31,280	23,943
Cost of revenues (excludes depreciation of $87 and $40 for the three months ended June 30, 2011 and 2010, respectively, and $142 and $76 for the six months ended June 30, 2011 and 2010, respectively)	8,885	7,889	18,758	14,953
Gross profit	6,362	4,242	12,522	8,990

Operating expenses:
Sales and marketing	2,211	2,886	4,630	5,639
Technology support	1,662	1,430	3,386	2,677
General and administrative	1,943	3,060	4,028	5,749
Depreciation and amortization	504	188	950	377
Litigation settlements	(261)	(43)	(328)	(2,806)
Total operating expenses	6,059	7,521	12,666	11,636
Operating income (loss)	303	(3,279)	(144)	(2,646)
Interest and other income, net	13	313	23	490
Income tax provision	117	35	250	48
Net income (loss) and comprehensive income (loss)	$199	$(3,001)	$(371)	$(2,204)

Basic earnings (loss) per common share	$0.00	$(0.07)	$(0.01)	$(0.05)
Diluted earnings (loss) per common share	$0.00	$(0.07)	$(0.01)	$(0.05)

Shares used in computing net earnings (loss) per common share (in thousands):
Basic	45,992	44,960	45,835	44,882
Diluted	48,684	44,960	45,835	44,882